Exhibit 99.1

1750 Tysons Boulevard, Suite 1300, McLean, VA 22102 tel: 703.918.4480 fax: 703.714.6511 www.alionscience.com

FOR IMMEDIATE RELEASE

Contact:

Peter J. Jacobs

Tel: 703.269.3473

E-mail: pjacobs@alionscience.com

Alion Announces Amendment to Refinancing Support Agreement

Agreement with Majority Holders of Senior Notes Extends Agreement to July 31

McLean, VA — May 2, 2014 — Alion Science and Technology, a global engineering, R&D, IT and operational solutions company, has amended its refinancing support agreement (RSA) with the majority holders of its outstanding 10¼% Senior Notes due February 1, 2015 (Unsecured Notes). The amendment modifies certain terms of the existing agreement that were initially entered into with the majority holders in December 2013 that contemplates the refinancing of Alion’s debt obligations. The amendment extends the majority holders’ commitment to support the refinancing from April 28 to July 31, 2014. Other amendments are further described in a Form 8-K filed today by the company with the Securities and Exchange Commission.

“We are actively taking the necessary steps to ensure that our operations continue smoothly as we move toward closing our refinancing,” said Alion Chairman and CEO Bahman Atefi. “By agreeing to extend the outside date for closing, our creditors have shown their confidence in our strategy and our long-term ability to deliver on our obligations. We appreciate their ongoing support.”

In addition, Alion has entered into an amended and restated credit agreement with Wells Fargo Bank, National Association, which provides for a new revolving credit facility of $45 million, an increase of $10 million from Alion’s existing revolving credit facility.  Concurrent with the completion of the refinancing transactions, the new $45 million Wells Fargo facility is expected to be further increased into a $65 million revolving credit facility, pending approvals.  The agreement is described further in the Form 8-K.

“As we have stated in earlier filings, we have laid the groundwork for a successful refinancing, which we believe will give us the flexibility to sustain Alion’s operations while we continue to serve our customers fully and without interruption,” CEO Atefi explained. “We will continue to help our customers solve their most difficult problems, support our partners and fulfill our contractual commitments. The demand for Alion’s solutions remains strong. Our refinancing plans will allow us to continue focusing on the technical strengths and deep customer relationships that have been the foundation of our success.”

About Alion Science and Technology

Alion Science and Technology Corporation delivers advanced engineering, IT and operational solutions to strengthen national security and drive business results. For customers in defense, civilian government and commercial industries, Alion’s engineered solutions support smarter decision-making and enhanced readiness in rapidly changing environments. Alion brings expertise and experience to multiple business areas: Naval Architecture and Marine Engineering; Systems Analysis, Design and Engineering; and

Modeling, Simulation, Training and Analysis. Building on over 75 years of innovation, Alion turns obstacles into opportunities to help customers achieve their missions. Alion employee-owners are located at offices, customer sites and laboratories worldwide. For more information, visit www.alionscience.com.

This press release does not constitute an offer to sell any securities or the solicitation of an offer to exchange (the “Exchange Offer”) any of the Company’s outstanding Unsecured Notes or any other security, nor shall there be any sale or exchange of any securities in any state or other jurisdiction in which such offer, solicitation or sale or exchange would be unlawful prior to the registration or qualification of any such securities or offer under the securities laws of any such state or other jurisdiction. The Exchange Offer will be made only through a registration statement under the Securities Act of 1933, as amended, and related materials.

The Company has filed a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) relating to the Exchange Offer, but it has not yet been declared effective by the SEC. Security holders and investors are urged to read the Registration Statement and any amendments to the Registration Statement because they contain important information regarding the contemplated Exchange Offer. Security holders and investors are able to obtain copies of any documents filed with the SEC regarding the Exchange Offer, free of charge, at the SEC’s website (www.sec.gov), at the Company’s website (www.alionscience.com) or by contacting Alion Science and Technology Corporation, 1750 Tysons Boulevard, Suite 1300, McLean, Virginia 22102, (703) 918-4480, Attention: Kevin Boyle, Senior Vice President, General Counsel & Secretary.

Cautionary Note Regarding Forward-Looking Statements

Information included in this press release may contain forward-looking statements that involve risks and uncertainties, including statements regarding the expected terms of the proposed refinancing transaction. These statements relate to future plans, objectives, expectations and intentions and are for illustrative purposes only. These statements may be identified by the use of words such as “believe,” “expect,” “intend,” “plan,” “anticipate,” “likely,” “will,” “pro forma,” “forecast,” “projections,” “could,” “estimate,” “may,” “potential,” “should,” “would,” and similar expressions. Factors that could cause actual results to differ materially from anticipated results include, but are not limited to: the inability to refinance the Company’s indebtedness on satisfactory terms, or at all, prior to maturity of such indebtedness; U.S. government debt ceiling limitations, sequestration, continuing resolutions, or other similar federal government budgetary or funding issues; U.S. government shutdowns; U.S. government decisions to reduce funding for projects the Company supports; failure to retain the Company’s existing government contracts, win new business and win re-competed contracts; failure of government customers to exercise contract options; limits on financial and operational flexibility given the

Company’s substantial debt and debt covenants; the effect, if any, of the Company’s refinancing efforts and financial condition on its relationships with its customers and the Company’s ability to attract new business; material changes to the Company’ capital structure, including financing transactions which may dilute ESOP participants’ interest in the Company’s capital stock; and other factors discussed in this press release, the Company’s annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and subsequent Current Reports on Form 8-K, in each case as filed with the SEC.

Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s views as of the date of this press release. The Company undertakes no obligation to update any of the forward-looking statements made in this press release, whether as a result of new information, future events, changes in expectations or otherwise.

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